BRIAN F. FAULKNER
                         A PROFESSIONAL LAW CORPORATION
                         27127 CALLE ARROYO, SUITE 1923
                      SAN JUAN CAPISTRANO, CALIFORNIA 92675
                                 (949) 240-1361


July 18, 2003


U.S. Securities and Exchange Commission Division of Corporation Finance 450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  IBIZ Technology Corp. - Form S-8

Dear Sir/Madame:

         I have acted as counsel to IBIZ Technology Corp., a Florida corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 50,000,000 shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Non-Employee Directors and Consultants Retainer Stock Plan.

         In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

         Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Florida, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

         My opinion is limited by and subject to the following:

         (a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Florida.

         (b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

         (c) My opinion is based solely on and limited to the federal laws of the United States of America and the Florida Statutes. I express no opinion as to the laws of any other jurisdiction.

                                                  Sincerely,


                                                  /s/  Brian F. Faulkner
                                                  --------------------------
                                                  Brian F. Faulkner, Esq.